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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                    * * * * *

                Under section 242 of the General Corporation Law




         The undersigned officer of Acclaim Entertainment, Inc., (the "Corporation"), a Delaware corporation, in order to amend the Certificate of Incorporation of the Corporation, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         1) Part A of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

         FOURTH: A. The Corporation shall be authorized to issue (i) 200,000,000 shares of common stock, par value $0.02 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, of which 200,000 shares of preferred stock are designated Series A preferred stock and which shall have the powers, designations, preferences, rights, limitations and qualifications hereinafter set forth in part D of this Article FOURTH.


         2) The foregoing amendment to the Certificate of Incorporation of the Corporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation dated as of October 31, 2001, and by the affirmative vote of a majority of the stockholders of the Corporation held on January 17, 2002.


IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Gerard F. Agoglia, its Executive Vice President and Chief Financial Officer, this 22nd day of January, 2002.




                                           Acclaim Entertainment, Inc.

                                           By /s/ Gerard Agoglia
                                              ---------------------------------
                                           Name: Gerard Agoglia

                                           Title: Executive Vice President and
                                                  Chief Financial Officer